Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
Second Quarter Fiscal 2007 Financial Results
Phoenix, AZ – May 9, 2007 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the second quarter of fiscal year 2007 ended March 31, 2007.
Highlights include:
■ Net sales of $27.2 million;

■ Improved product mix drives gross margin to 31%;

■ Net income of $1.2 million, or $0.05 per diluted share;

■ Total bookings of $32.1 million; book-to-bill of 1.18:1; and

■ Backlog grows to $65.1 million.
Net sales for the second quarter of fiscal 2007 were $27.2 million, compared to net sales of $22.0 million in the immediately preceding quarter, and net sales of $27.4 million in the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2007 was $1.2 million, or $0.05 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share in the immediately preceding quarter, and $1.7 million, or $0.07 per diluted share, in the second quarter of fiscal 2006. Included in the financial results for the second quarter of fiscal year 2007 was $360,000, or $0.01 per diluted share, of expenses related to additional investments in R&D activities and due diligence costs associated with the consideration of a potential acquisition that was deemed not economically viable.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “Bookings were very strong in both our Microelectronic and Display segments. We received new orders of approximately $32.1 million during the quarter, which yielded a book-to-bill ratio of 1.18:1. Both business segments contributed to the strong bookings of the quarter. Total second quarter bookings for the Microelectronic segment were $17.5 million, and Display segment bookings were $14.6 million. Our recently expanded sales force contributed to this strong bookings performance. We also received our first complete circuit card assembly order for prototypes that has the potential to generate new incremental business for years to come. All of these factors support my belief in the growth of sales throughout the second half of this year and beyond.”
“Our increased research and development efforts have produced new, advanced technology for our customers in both business segments,” continued Mr. Shokrgozar. “Backlog at the end of the second quarter totaled $65.1 million compared to backlog of $60.2 million at the end of the first quarter fiscal 2007 and compared to $51.5 million at the end of the second quarter of fiscal 2006. We are fully committed to managing our business to take advantage of the opportunities afforded by our R&D efforts, our expanded sales force and the relentless march of technology in our business segments. We are optimistic about the near and long-term prospects for the Company.”
Research and development expenses for the second quarter totaled $1.9 million, or 7.0% of net sales, compared to $1.6 million, or 7.2% of net sales, in the immediately preceding quarter and compared to $1.7 million, or 6.4% of net sales in the second quarter of fiscal 2006.
Selling, general and administrative (SG&A) expenses for the second quarter were $5.4 million, compared to $5.2 million in the immediately preceding quarter, and compared to $5.0 million in the second quarter of fiscal 2006. The increase was due to the hiring of additional sales executives to support the long term growth of the organization. Included in the SG&A expenses were external costs totaling $162,000 related to the due diligence process of an abandoned potential acquisition and $103,000 of compensation expense related to the adoption of SFAS 123(R).
Gross profit for the second quarter of fiscal 2007 was $8.4 million, or 31%, compared to $6.3 million, or 29%, in the immediately preceding quarter, and $9.0 million, or 33%, in the second quarter of fiscal 2006. The quarter-to-quarter gross margin increase resulted from improved efficiency and improved margin performance in both of our business segments, specifically the continuous solid performance of our military microelectronics products.
The Company’s balance sheet continues to remain strong. Cash and cash equivalents as of March 31, 2007 totaled approximately $47.1 million. Investment in inventory and payments for the repurchase of stock were the primary uses of cash for the first six months of fiscal year 2007. Inventories increased approximately $7.7 million. The increase was the result of advanced purchases of glass inventory to support both our third and fourth quarter display sales and the last time buys of some end of life die to support future microelectronic sales. We expect our balances to return to a more traditional level by the end of fiscal 2007.
Microelectronic Segment Highlights
Net sales for the Microelectronic segment totaled $15.9 million in the second quarter of fiscal 2007, compared to $12.1 million in the immediately preceding quarter, and compared to $16.6 million in the prior year second quarter. Net sales to military customers totaled $10.7 million of the Microelectronic segment sales, compared to net sales of $9.3 million in the immediately preceding quarter, and compared to $10.9 million in the prior year second quarter.
•	Backlog at the end of the second quarter of fiscal 2007 for the Microelectronic segment totaled approximately $39.7 million, or 61% of the total Company backlog, compared to $38.2 million in the immediately preceding quarter, and compared to $33.4 million in the prior year second quarter. Military products accounted for $32.6 million of the Microelectronic segment’s backlog, as compared to $30.3 million in the immediately preceding quarter, and compared to $25.8 million in the prior year second quarter.
•	New orders received for the Microelectronic segment totaled $17.5 million for the quarter. Second quarter Microelectronic segment new orders totaled 55% of the total new orders received by the Company. Military Microelectronic products closed the second quarter with $13.0 million in bookings, compared to $12.2 million in the immediately preceding quarter, and $10.3 million in the second quarter of fiscal 2006.

•	Net sales for the second quarter for the Company’s Commercial Microelectronic products totaled $5.3 million, compared to $2.7 million in the immediately preceding quarter, and $5.8 million in the second quarter of fiscal 2006.
Key Microelectronic segment awards during the quarter included:
•	Received a $2.2 million contract to provide standard multi-chip modules for military F2 fighter aircraft.

•	Received a $1.5 million contract to provide various multi-chip modules from an international aerospace customer.

•	Received a $1.0 million contract for EEPROM and SRAM multi-chip modules used in the Improved Bradley Acquisition Subsystem.

•	Received a $1.0 million contract to provide repackaged Altera FPGA product for the Joint Strike Fighter program.

•	Received a $0.9 million prototype order to provide GPS multi-chip modules with the application of Anti-Tamper (AT) plus Circuit Card Assembly (CCA) for an advanced communications radio system.

•	Received Compact Flash (CF) production orders totaling over $1.0 million for commercial applications.

•	Received a $0.8 million follow-on order from a leader in high-end hotel entertainment systems.

•	Received $1.1 million in production orders for Restriction of Hazardous Substances (RoHS) compliant server grade memory module products from a customer supporting its next generation enterprise server.
Display Segment Highlights

•	Net sales for the Display segment totaled $11.3 million compared to $10.0 million in the immediately preceding quarter and compared to $10.8 million in the prior year second quarter. During the quarter we resumed the shipment of Max-Vu™ based display enhancement products for Tablet PC applications.

•	Backlog at the end of the second quarter for the Display segment totaled $25.4 million, or 39% of the total Company backlog. Display segment backlog was $22.0 million in the immediately preceding quarter and $18.0 million in the second quarter of fiscal 2006.

•	New orders received for the Display segment totaled $14.6 million compared to $12.8 million in the immediately preceding quarter and $8.3 million in the second quarter of fiscal 2006. The increased new orders were the result of an exceptional performance by our display systems for various industrial, transportation and mobile PC market products.
Key Display segment awards during the quarter included:
•	Received a $3.9 million order for optically enhanced, rugged touch displays to be used in a rugged law enforcement tablet PC application.

•	Received a $2.9 million order to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.

•	Received two follow-on display enhancement orders totaling over $2.4 million for the transportation market, including commercial avionics applications.

•	Received a follow-on display enhancement order of $0.7 million for a medical application.

•	Received continuing orders of $2.5 million for follow-on keypad products from major appliance manufacturers.
Updates on FY2007 Company strategic initiatives:
•	Class K certification to allow the Company to provide military products intended for space applications. Update: We completed an informal Class K audit with the representative from Defense Supply Center Columbus (DSCC). The formal and final DSCC audit has been scheduled for May 2007. We anticipate that we will receive our Class K certification at that time. During the second quarter we secured our first order for a space application product. We continue to visit potential customers in advance of our formal audit. We have seen numerous opportunities at our existing military customers’ base for their space level programs.
•	Pursuit of Circuit Card Assembly (CCA) for military customers. Update: We received a purchase order from a prime U.S. defense contractor, valued at approximately $900,000. The contract is for the delivery of prototypes of a complete CCA for use in a global positioning system (GPS) communications receiver. The Company expects to deliver these prototypes starting in February 2008. Potential production contracts are expected to be in excess of $10 million over the next four years. Discussions are underway to create CCA manufacturing partnerships with three new customers in addition to our current customers.

•	Next generation Anti-Tamper (AT) technology for military and commercial applications. Update: Two methods are being pursued, the High Heat Destruction (HHD) and our own proprietary coating process. The HHD process is progressing as planned. We expect to present this to potential customers by the end of calendar year 2007. Our proprietary coating process is developing on schedule and we will continue to update as this process nears finalization. We estimate completion in the summer of 2008.

•	New applications for industrial grade Compact Flash (CF) in ruggedized embedded computing systems including medical, flight systems, factory automation, test and measurement and instrumentation. Update: During the second quarter we received prototype orders from six customers for various applications. Our newly developed medical CF cards specifically tailored to the needs of medical equipment manufacturers are being qualified by a medical customer and we are expecting significant production volume bookings in the fourth quarter of fiscal 2007.

•	Next generation display enhancement technology, Max-Vu™ II technology. Update: During the second quarter, we hired an advanced development manager. Two patent applications were filed around materials concepts developed to reduce the cost and improve the throughput of our optical bonding process. We continue to collaborate with key material adhesive suppliers on a next generation bonding process utilizing our new patent-pending technology. We expect the new Max-Vu™ II process to be part of the production process by the middle of fiscal year 2008.

•	Fully integrated Touch Panel display products. Update: During the second quarter we developed multiple prototypes of both resistive and capacitive touch displays with our Max Vu™ technology that enhances bright-ambient contrast performance. We expect to incorporate the resistive touch display in our recently received display order for a ruggedized tablet PC application for law enforcement use.

•	Continue the stock repurchase program. Update: On February 3, 2007, the Board of Directors authorized the second repurchase program to acquire up to an additional 5%, or approximately 1.2 million shares, of the Company’s outstanding common stock. The duration of the repurchase program is for one year and is being implemented through a Rule 10b5-1 stock purchase plan.

•	Pursuing strategic acquisitions. Update: We have and will continue to evaluate various strategic acquisitions. During the second quarter the Company abandoned a potential acquisition. The external costs incurred in connection with the due diligence process for this abandoned potential acquisition were approximately $162,000. We continue to search for and evaluate companies that we believe could expand and augment our existing businesses.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the second quarter of fiscal year 2007 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 241089 for 7 days following the call. A live web cast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=116682. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for approximately 12 months following the call.
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic segment products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include, but are not limited to, statements regarding: our expectations that we will be able to make deliveries in the coming quarters; our enhanced level of research and development activity will result in the development of advanced technology; our bookings in the quarter will translate into future revenues; matters related to our of Class K certification; additional business for integrated manufactured components and multi-chip modules; and the timing of completion of the next generation of AT and Max-Vu™ II technologies. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The failure to obtain Class K certification in the anticipated timeframe, the difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and the Quarterly Report on Form 10-Q for the quarter ended December 30, 2006 under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31,	September 30,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$47,147	$55,829
Accounts receivable, less allowance for doubtful accounts of $245 and $256	19,210	19,020
Inventories	27,148	19,401
Assets held for sale	2,029	1,924
Prepaid expenses and other current assets	7,171	6,512
Deferred income taxes	4,797	4,323

Total Current Assets	107,502	107,009

Property, plant and equipment, net	12,797	13,367
Goodwill	5,306	5,306
Intangible assets, net	4,372	4,609
Other assets	218	217

Total Assets	$130,195	$130,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$8,085	$5,794
Accrued salaries and benefits	1,776	2,043
Other accrued expenses	8,017	7,635
Deferred revenue	2,465	1,961

Total Current Liabilities	20,343	17,433

Accrued long-term pension liability	303	303
Deferred income taxes	902	1,197
Other long-term liabilities	1,488	1,395

Total Liabilities	23,036	20,328

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,808,154 and 24,666,390 shares issued	2,481	2,467
Treasury stock, 1,275,550 and 285,587 shares, at par	(128)	(29)
Additional paid-in capital	86,328	90,637
Retained earnings	18,515	17,142
Accumulated other comprehensive loss	(37)	(37)

Total Shareholders’ Equity	107,159	110,180

Total Liabilities and Shareholders’ Equity	$130,195	$130,508

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three months ended		Six months ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006

Net sales	$27,232	$27,380	$49,252	$52,259
Cost of sales	18,822	18,412	34,499	36,023

Gross profit	8,410	8,968	14,753	16,236

Operating expenses:
Selling, general and administrative	5,376	5,008	10,575	9,729
Research and development	1,899	1,742	3,487	3,399
Amortization of intangible assets	118	119	237	238

Total operating expenses	7,393	6,869	14,299	13,366

Operating income	1,017	2,099	454	2,870
Interest income	651	498	1,302	959

Income before income taxes	1,668	2,597	1,756	3,829
Provision for income taxes	(499)	(881)	(383)	(1,302)

Net income	$1,169	$1,716	$1,373	$2,527

Earnings per share — basic	$0.05	$0.07	$0.06	$0.10

Earnings per share — diluted	$0.05	$0.07	$0.06	$0.10

Weighted average number of common shares and equivalents:
Basic	23,516,502	24,516,922	23,668,611	24,501,341
Diluted	23,959,578	25,027,801	24,174,099	25,067,956